Exhibit 99.1

FOR IMMEDIATE RELEASE	SYMBOL: GENG
June 8, 2005	TRADED: OTCBB

(June 8, 2005)
GLOBAL ENERGY GROUP, INC. ANNOUNCES
ELECTION OF JIM MAJEWSKI TO BOARD OF DIRECTORS

      PLANO, TEXAS — June 8, 2005 — (OTC Bulletin Board: GENG) Global Energy Group, Inc. (the “Company”) announced today the election of Mr. James (“Jim”) W. Majewski to fill the vacant director’s seat left open when Mr. Carlos J. Coe resigned. Mr. Majewski is Chief Executive Office and President of Cherokee Nations Industries, Inc. (“CNI”) a tribal owned Oklahoma corporation. CNI currently manufactures the Company’s products and an affiliate of CNI, Cherokee Nation Distributors, L.L.C., distributes the Company’s products. In addition, CNI has entered into a Unit Purchase Agreement, dated May 18, 2005, with Global Energy Acquisition Group, L.L.C. and the owners of Global Energy Distribution Goup, L.L.C., which, if consummated, would result in CNI acquiring at least 51% of the fully diluted voting power in the Company. The Unit Purchase Agreement is subject to numerous conditions precedent to its consummation.

Mr. Majewski has for over thirty years been an executive officer of several manufacturing companies with responsibilities in all areas of management. He was recruited to CNI to build up the non-gaming activities of the Cherokee Tribe and has more than tripled revenues during his tenure to in excess of $100 million annually. Jim’s experience has been broad in nature and includes avionics, telecommunications, power generation, industrial and governmental applications. Prior to joining CNI, Mr. Majewski was Vice President of Operations for Tracewell Power, Inc. an electronic power supply manufacturer for the telecommunications industry since January of 2000. Jim served BH Thermal Corporation (manufacturer of industrial heating and controls) in the same role from November of 1996 until joining Tracewell Power. Previously, Jim was Vice President / General Manager of Whittaker Electronic Resources and a predecessor which manufactures high-grade, high-temperature wire and connectors used in the aircraft, petrochemical and power generation industries. Mr. Majewski earned a Bachelor of Science Degree in Electrical Engineering at Florida Institute of Technology.

Except for the historical and factual information contained herein, this press release contains forward-looking statements, which are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Act Reform Act of 1995. Investors are cautioned that the accuracy of such forward-looking statements is necessarily subject to uncertainties and risks including no assurances that the Unit Purchase Agreement will be consummated and the risks detailed in the Company’s filings with the Securities and Exchange Commission, including its 2004 Form 10-K. The Company does not undertake to update the disclosures contained in this press release.

CONTACTS:
Media:	John Bailey	972.943.6040